As filed with the United States Securities and Exchange Commission on April 28, 2021

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To:

Form S-8 Registration Statement No. 333-225990

Form S-8 Registration Statement No. 333-225989

Form S-8 Registration Statement No. 333-214866

Form S-8 Registration Statement No. 333-214865

Form S-8 Registration Statement No. 333-181933

Form S-8 Registration Statement No. 333-160248

Form S-8 Registration Statement No. 333-148007

Form S-8 Registration Statement No. 333-67034

STEIN MART, INC.

(Exact name of Registrant as specified in its charter)

Florida	64-0466198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Riverplace Blvd. Jacksonville, FL	32207
(Address of principal executive offices)	(Zip Code)

Stein Mart, Inc. Employee Stock Purchase Plan

Stein Mart, Inc. 2018 Omnibus Incentive Plan

Stein Mart, Inc. 2001 Omnibus Plan

(Full titles of the plans)

D. Hunt Hawkins

1200 Riverplace Blvd.

Jacksonville, Florida 32207

(904) 346-1500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by Stein Mart, Inc. (the “Company”) to deregister all shares of common stock of the Company (“common stock”) remaining unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

(1) Registration Statement on Form S-8 (No. 333-225990), filed with the SEC on June 29, 2018, pertaining to registration of 2,000,000 shares of common stock pursuant to the Stein Mart, Inc. Employee Stock Purchase Plan;

(2) Registration Statement on Form S-8 (No. 333-225989), filed with the SEC on June 29, 2018, pertaining to registration of 4,100,000 shares of common stock pursuant to the Stein Mart, Inc. 2018 Omnibus Incentive Plan and registration of 4,186,234 shares pursuant to the Stein Mart, Inc. 2001 Omnibus Plan;

(3) Registration Statement on Form S-8 (No. 333-214866), filed with the SEC on December 1, 2016, pertaining to registration of 125,000 shares of common stock pursuant to the Stein Mart, Inc. Employee Stock Purchase Plan;

(4) Registration Statement on Form S-8 (No. 333-214865), filed with the SEC on December 1, 2016, pertaining to registration of 2,000,000 shares of common stock pursuant to the Stein Mart, Inc. 2001 Omnibus Plan;

(5) Registration Statement on Form S-8 (No. 333-181933), filed with the SEC on June 6, 2012, pertaining to registration of 3,000,000 shares of common stock pursuant to the Stein Mart, Inc. 2001 Omnibus Plan;

(6) Registration Statement on Form S-8 (No. 333-160248), filed with the SEC on June 26, 2009, pertaining to registration of 1,000,000 shares of common stock pursuant to the Stein Mart, Inc. Employee Stock Purchase Plan;

(7) Registration Statement on Form S-8 (No. 333-148007), filed with the SEC on December 12, 2007, pertaining to registration of 3,000,000 shares of common stock pursuant to the Stein Mart, Inc. 2001 Omnibus Plan; and

(8) Registration Statement on Form S-8 (No. 333-67034), filed with the SEC on August 7, 2001, pertaining to registration of 4,500,000 shares of common stock pursuant to the Stein Mart, Inc. 2001 Omnibus Plan.

Pursuant to the Company’s Plan of Liquidation filed on January 15, 2021 and confirmed by the United States Bankruptcy Court for the Middle District of Florida on April 13, 2021 (the “Plan”), on the effective date of the Plan, all shares of the Company’s common stock and all outstanding options to purchase common stock will be cancelled. As a result, the Company has terminated the plans listed above. Accordingly, pursuant to the Company’s undertakings in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration all shares of common stock registered but unsold under the Registration Statements as of the date hereof

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on April 28, 2021.

STEIN MART, INC.

By:	/s/ D. Hunt Hawkins
Name:	D. Hunt Hawkins
Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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